SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) November 13, 2001

                              SITI-Sites.com, Inc.
             (Exact name of registrant as specified in its charter)

 Delaware                             0-15596            75-1940923
 (State or other jurisdiction         (Commission        IRS Employer
 of incorporation or organization)    File Number)       Identification No.)

               594 Broadway, Suite 1001, New York, New York 10012
                    (Address of principal executive offices)

Registrant's telephone number, including area code (212) 925-1181

          (Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

Siti-Sites.com, Inc., a Delaware corporation, and its various divisions (referred to collectively as "SITI" or the "Company") have been operating as an Internet media company with three websites for the marketing of news and services. The Company's websites relate entirely to the music industry. SITI has lost money continuously since its inception in 1999. Following conclusion of the second fiscal quarter ended September 30, 2001, management who are its primary investors, intended to continue operations by investing approximately $600,000 in further equity capital in the Company. But on November 13, 2001 they determined that such limited funding would not accomplish a meaningful result for the investors or the Company, and terminated discussions of such financing plan.

The Company will now be liquidated in an orderly manner, promptly reducing operating expenses, which have been running at approximately $100,000 per month in the current fiscal year, and taking other steps to wind-down and liquidate its assets. The Company has not incurred any funded debt, and has minimal payables, thereby expecting to conclude operations and satisfy its obligations in a brief period of time.

Management's decision was based primarily upon its inability to complete the necessary software and marketing plans for the Company's projects, within a six month period, which was all that could be funded by the interim capital under discussion. However, current depressed economic conditions for Internet and many other businesses, and lack of future funding sources, played a part in the decision to liquidate operations promptly.


                                       SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 21, 2001


                                          SITI-Sites.com, Inc.

                                          By  /s/ Lawrence M. Powers
                                              ----------------------------------
                                              Lawrence M. Powers
                                              Chief Executive Officer and
                                              Chairman of the Board of Directors